Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by TCFIII Spaceco Holdings LLC (d/b/a Karman Space and Defense) (to be converted into a corporation named Karman Holdings Inc.) (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and in any and all amendments (including post-effective amendments) and supplements thereto, as a nominee to the Board of Directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: January 21, 2025	/s/ Brian Raduenz
Brian Raduenz